Exhibit 99.1

VectoIQ Acquisition Corp. Announces the Separate Trading of Its

Common Stock and Warrants Commencing June 11, 2018

NEW YORK, June 8, 2018 /PRNewswire/ — VectoIQ Acquisition Corp. (the “Company”) (NASDAQ: VTIQU) today announced that, commencing June 11, 2018, holders of the 23,000,000 units sold in the Company’s initial public offering completed on May 18, 2018 may elect to separately trade the shares of common stock and warrants included in the units.

Those units not separated will continue to trade on The NASDAQ Capital Market under the symbol “VTIQU” and each of the common stock and warrants are expected to separately trade on The NASDAQ Capital Market under the symbols “VTIQ” and “VTIQW”, respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus its search for a target business in the industrial technology, transportation and smart mobility industries.

Cowen and Chardan acted as the joint book running managers. The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140; or Chardan, 17 State Street, Suite 1600, New York, NY, 10004, Attention: Prospectus Department, or by telephone at 646-465-9000, or by email at prospectus@chardan.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:
Danielle Belopotosky/Josh Clarkson, Gladstone Place Partners
212-230-5930